EXHIBIT 99.2

ARBITRON INC.

Consolidated Balance Sheets

(In thousands, except par value data)

	June 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$95,065	$66,469
Trade accounts receivable, net of allowance for doubtful accounts of $4,477 as of June 30, 2013, and $4,856 as of December 31, 2012	61,919	59,185
Prepaid expenses and other current assets	10,648	6,516
Deferred tax assets	4,911	5,513
Total current assets	172,543	137,683
Equity and other investments	13,934	12,501
Property and equipment, net	58,028	61,669
Goodwill, net	45,461	45,540
Other intangibles, net	6,893	8,177
Noncurrent deferred tax assets	2,473	2,384
Other noncurrent assets	757	1,138
Total assets	$300,089	$269,092
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,700	$11,407
Accrued expenses and other current liabilities	24,141	33,879
Deferred revenue	50,996	38,497
Total current liabilities	89,837	83,783
Noncurrent liabilities	29,352	31,900
Total liabilities	119,189	115,683
Stockholders’ equity
Preferred stock, $100.00 par value, 750 shares authorized, no shares issued	—	—
Common stock, $0.50 par value, 500,000 shares authorized, 32,338 shares issued as of June 30, 2013, and December 31, 2012	16,169	16,169
Retained earnings	183,417	156,530
Common stock held in treasury, 5,416 shares as of June 30, 2013, and 5,714 shares as of December 31, 2012	(2,708)	(2,857)
Accumulated other comprehensive loss	(15,978)	(16,433)
Total stockholders’ equity	180,900	153,409
Total liabilities and stockholders’ equity	$300,089	$269,092

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,

	2013	2012
Revenue	$107,410	$104,407
Costs and expenses
Cost of revenue	65,323	63,205
Selling, general and administrative	24,547	20,701
Research and development	10,117	9,896
Total costs and expenses	99,987	93,802
Operating income	7,423	10,605
Equity in net income of affiliate	5,495	5,391
Income before interest and income tax expense	12,918	15,996
Interest income	20	11
Interest expense	131	132
Income before income tax expense	12,807	15,875
Income tax expense	5,754	5,912
Net income	$7,053	$9,963
Income per weighted-average common share
Basic	$0.26	$0.38
Diluted	$0.26	$0.37
Weighted-average common shares used in calculations
Basic	26,878	26,318
Potentially dilutive securities	567	486
Diluted	27,445	26,804
Dividends declared per common share outstanding	$0.10	$0.10

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Six Months Ended June 30,

	2013	2012
Revenue	$219,194	$210,801
Costs and expenses
Cost of revenue	114,924	110,653
Selling, general and administrative	47,045	38,704
Research and development	19,431	19,614
Total costs and expenses	181,400	168,971
Operating income	37,794	41,830
Equity in net income of affiliate	3,108	3,035
Income before interest and income tax expense	40,902	44,865
Interest income	42	31
Interest expense	296	261
Income before income tax expense	40,648	44,635
Income tax expense	17,305	16,865
Net income	$23,343	$27,770
Income per weighted-average common share
Basic	$0.87	$1.04
Diluted	$0.85	$1.02
Weighted-average common shares used in calculations
Basic	26,786	26,782
Potentially dilutive securities	580	491
Diluted	27,366	27,273
Dividends declared per common share outstanding	$0.20	$0.20

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Consolidated Statements of Comprehensive Income

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$7,053	$9,963	$23,343	$27,770
Other comprehensive income (loss)

Foreign currency translation adjustment	(367)	(664)	(297)	(271)
Retirement liabilities:
Amortization of net actuarial loss included in net periodic cost	622	523	1,245	1,050
Retirement liabilities—before tax	622	523	1,245	1,050
Income tax expense	(246)	(205)	(493)	(410)
Retirement liabilities—after tax	376	318	752	640
Other comprehensive income (loss), net of tax	9	(346)	455	369
Comprehensive income	$7,062	$9,617	$23,798	$28,139

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Consolidated Statements of Cash Flows

(In thousands and unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$23,343	$27,770
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	12,242	14,137
Amortization of other intangible assets	1,224	1,220
Loss on asset disposals and impairments of property and equipment	956	733
Deferred income taxes	513	(1,687)
Equity in net income of affiliate	(3,108)	(3,035)
Distributions from affiliate	1,675	4,300
Bad debt expense	557	860
Non-cash share-based compensation	3,903	4,377
Changes in operating assets and liabilities
Trade accounts receivable	(3,308)	722
Prepaid expenses and other assets	(4,604)	(548)
Accounts payable	3,428	(1,319)
Accrued expenses and other current liabilities	(15,015)	(10,770)
Deferred revenue	12,499	15,227
Noncurrent liabilities	420	1,667
Net cash provided by operating activities	34,725	53,654
Cash flows from investing activities
Additions to property and equipment	(9,790)	(10,627)
Net cash used in investing activities	(9,790)	(10,627)
Cash flows from financing activities
Proceeds from stock option exercises and stock purchase plan	5,187	3,311
Stock repurchases	—	(50,025)
Dividends paid to stockholders	(2,676)	(5,454)
Excess tax benefits realized from share-based awards	1,261	554
Net cash provided by (used in) financing activities	3,772	(51,614)
Effect of exchange rate changes on cash and cash equivalents	(111)	(55)
Net change in cash and cash equivalents	28,596	(8,642)
Cash and cash equivalents at beginning of period	66,469	19,715
Cash and cash equivalents at end of period	$95,065	$11,073

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Notes to Consolidated Financial Statements

June 30, 2013

(unaudited)

1.	Basis of Presentation and Consolidation

Presentation

The accompanying unaudited consolidated financial statements of Arbitron Inc. (the “Company” or “Arbitron”) have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included and are of a normal recurring nature. The consolidated balance sheet as of December 31, 2012 was audited as of that date, but all of the information and notes as of December 31, 2012 required by GAAP have not been included in this Form 10-Q. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform to the current period’s presentation.

Consolidation

The consolidated financial statements of Arbitron for the six-month period ended June 30, 2013, reflect the consolidated financial position, results of operations and cash flows of the Company and its wholly-owned subsidiaries: Arbitron Holdings Inc., Arbitron Mobile Oy, Astro West LLC, Cardinal North LLC, Ceridian Infotech (India) Private Limited, Arbitron International, LLC, and Arbitron Technology Services India Private Limited. All significant intercompany balances and transactions have been eliminated in consolidation. The Company has one segment which meets the quantitative thresholds for being a reportable segment.

2.	New Accounting Pronouncements

Testing Other Intangibles for Impairment .  In July 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2012-02, Intangibles — Goodwill and Other (Topic 350) — Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”), to allow entities to use a qualitative approach to test indefinite-lived assets for impairment. ASU 2012-02 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to calculate the fair value of the intangible asset and perform the quantitative impairment test. Otherwise, the entity need not perform the quantitative impairment test. ASU 2012-02 is effective for the Company for interim and annual periods ended during 2013. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

Comprehensive Income Presentation. In February 2013, the FASB issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), to require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. ASU 2013-02 is effective for the Company beginning with interim and annual periods ended during 2013. The Company has adopted this guidance and disclosed the appropriate information within the consolidated financial statements and notes to the financial statements for the periods presented.

3.	Pending Merger with Nielsen Holdings N.V.

On December 17, 2012, the Company entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 25, 2013, with Nielsen Holdings N.V. (“Nielsen”) and TNC Sub I Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Nielsen (“Merger Sub”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into the Company (the “Merger”) with Arbitron surviving as an indirect wholly-owned subsidiary of Nielsen. The transaction has been approved by the boards of both companies. On April 16, 2013, the Company’s shareholders approved the adoption of the Merger. The Merger remains subject to certain regulatory approvals, including expiration of the Hart-Scott-Rodino antitrust waiting period, and customary closing conditions. The Company recognized $9.4 million in selling, general, and administrative expense for consulting and legal services received in association with the Merger during the six-month period ended June 30, 2013. For additional information regarding the business risks associated with pursuing the Merger, see Item 1A. Risk Factors — Risk Factors Relating to the Merger, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

4.	Stockholders’ Equity

Changes in stockholders’ equity for the six-month period ended June 30, 2013, were as follows (in thousands):

	Shares Outstanding	Common Stock	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance as of December 31, 2012	26,624	$16,169	$(2,857)	$156,530	$(16,433)	$153,409
Net income	—	—	—	23,343	—	23,343
Common stock issued from treasury stock	298	—	149	3,747	—	3,896
Excess tax benefits from share-based awards	—	—	—	1,261	—	1,261
Non-cash share-based compensation	—	—	—	3,903	—	3,903
Dividends declared	—	—	—	(5,367)	—	(5,367)
Other comprehensive income	—	—	—	—	455	455
Balance as of June 30, 2013	26,922	$16,169	$(2,708)	$183,417	$(15,978)	$180,900

A quarterly cash dividend of $0.10 per common share was paid to stockholders on July 1, 2013.

5.	Net Income per Weighted-Average Common Share

The computations of basic and diluted net income per weighted-average common share for the six-month periods ended June 30, 2013, and 2012, are based on the Company’s weighted-average shares of common stock and potentially dilutive securities outstanding. Potentially dilutive securities are calculated in accordance with the treasury stock method, which assumes the proceeds from the exercise of all dilutive stock options are used to repurchase the Company’s common stock at the average market price for the period.

As of June 30, 2013, and 2012, there were stock options to purchase 1,469,890 shares, and 2,012,378 shares of the Company’s common stock outstanding, respectively, of which stock options to purchase 148,426 shares, and 1,295,172 shares of the Company’s common stock, respectively, were excluded from the computation of the diluted net income per weighted-average common share for the six-month periods ended June 30, 2013, and 2012, respectively, either because the stock options’ exercise prices were greater than the average market price of the Company’s common shares or assumed repurchases from proceeds from the stock options’ exercise were antidilutive.

6.	Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss for the three- and six-month periods ended June 30, 2013, and 2012, were as follows (in thousands):

	Three Months Ended June 30, 2013				Three Months Ended June 30, 2012
	Foreign currency items	Retirement plan items		Total	Foreign currency items	Retirement plan items		Total
Beginning balance	$(2,168)	$(13,819)		$(15,987)	$(1,755)	$(13,131)		$(14,886)
Other comprehensive income before reclassification adjustments	(367)	—		(367)	(664)	—		(664)
Amounts reclassified from accumulated other comprehensive loss	—	376	{a}	376	—	318	{a}	318
Net current period other comprehensive income	(367)	376		9	(664)	318		(346)
Ending balance	$(2,535)	$(13,443)		$(15,978)	$(2,419)	$(12,813)		$(15,232)

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	Foreign currency items	Retirement plan items		Total	Foreign currency items	Retirement plan items		Total
Beginning balance	$(2,238)	$(14,195)		$(16,433)	$(2,148)	$(13,453)		$(15,601)
Other comprehensive income before reclassification adjustments	(297)	—		(297)	(271)	—		(271)
Amounts reclassified from accumulated other comprehensive loss	—	752	{a}	752	—	640	{a}	640
Net current period other comprehensive income	(297)	752		455	(271)	640		369
Ending balance	$(2,535)	$(13,443)		$(15,978)	$(2,419)	$(12,813)		$(15,232)

All amounts are net of tax. Amounts in parentheses indicate debits.

{a}

These components were reclassified, gross of tax, as part of net periodic cost associated with the amortization of the actuarial loss related to the Company’s benefit plan obligations. See Note 7 for additional details.

7.	Retirement Plans

Certain of the Company’s United States employees participate in a defined-benefit pension plan that closed to new participants effective January 1, 1995. The Company has a nonqualified, unfunded supplemental retirement plan, as well as a postretirement healthcare plan for eligible retired employees who participate in the pension plan and were hired before January 1, 1992. The components of periodic benefit costs for the defined-benefit pension, postretirement healthcare and supplemental retirement plans were as follows for the three- and six-month periods ended June 30, 2013, and 2012 (in thousands):

	Defined-Benefit Pension Plan Three Months Ended June 30,		Postretirement Healthcare Plan Three Months Ended June 30,		Supplemental Retirement Plan Three Months Ended June 30,
	2013	2012	2013	2012	2013	2012
Service cost	$254	$216	$10	$10	$13	$8
Interest cost	471	477	14	18	40	40
Expected return on plan assets	(559)	(509)	—	—	—	—
Amortization of net actuarial loss {a}	564	470	2	5	56	48
Net periodic benefit cost	$730	$654	$26	$33	$109	$96

	Defined-Benefit Pension Plan Six Months Ended June 30		Postretirement Healthcare Plan Six Months Ended June 30		Supplemental Retirement Plan Six Months Ended June 30
	2013	2012	2013	2012	2013	2012
Service cost	$508	$431	$19	$18	$25	$15
Interest cost	941	953	29	36	79	80
Expected return on plan assets	(1,118)	(1,018)	—	—	—	—
Amortization of net actuarial loss {a}	1,128	943	4	11	113	96
Net periodic benefit cost	$1,459	$1,309	$52	$65	$217	$191

{a}

The total amount of amortization of net actuarial loss for all retirement plans was $622 and $523 for the three-month periods ended June 30, 2013, and 2012, respectively, and $1,245 and $1,050 for the six-month periods ended June 30, 2013, and 2012, respectively.

8.	Arbitron Mobile Contingent Consideration

On July 28, 2011, a wholly-owned subsidiary of the Company acquired Zokem Oy, which is now being consolidated as Arbitron Mobile. The purchase price was $10.6 million in cash plus a contingent consideration arrangement. The contingent consideration arrangement provides for possible additional cash payments to be made by the Company to the former Zokem Oy shareholders through 2015 of up to $12.0 million, which are contingent upon Arbitron Mobile reaching certain financial performance targets in the future. The Company periodically reassesses the fair value of the contingent consideration by applying the income approach method. The key assumptions used in the fair value valuation include a probability-weighted range of performance targets for the four-year measurement period of 2012 through 2015 and an adjusted discount rate. As of both June 30, 2013 and December 31,

2012, the Company’s fair value estimate of the contingent consideration was $0.6 million, which is recorded as a portion of noncurrent liabilities on the Company’s consolidated balance sheet.

9.	Taxes

The effective tax rate increased to 42.6% for the six-month period ended June 30, 2013, from 37.8% for the six-month period ended June 30, 2012. This increase for the six-month period ended June 30, 2013, as compared to the same period of 2012, resulted primarily from certain nondeductible transaction costs anticipated during 2013 in relation to the pending Merger.

During the six-month period ended June 30, 2013, the Company’s unrecognized tax benefits for certain tax contingencies decreased from $1.3 million as of December 31, 2012, to $1.2 million as of June 30, 2013. The decrease is primarily attributable to the settlement of various state income tax audits. If recognized, the $1.2 million in unrecognized tax benefits would reduce the Company’s effective tax rate in future periods. Income taxes paid for the six-month periods ended June 30, 2013 and 2012, were $21.7 million and $19.0 million, respectively.

10.	Share-Based Compensation

The following table sets forth information with regard to the income statement recognition of share-based compensation for the three- and six-month periods ended June 30, 2013, and 2012 (in thousands):

	Three Months Ended June 30, 2013	Three Months Ended June 30 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Cost of revenue	$194	$97	$249	$243
Selling, general and administrative	1,345	2,018	3,464	3,940
Research and development	115	94	190	194
Share-based compensation	$1,654	$2,209	$3,903	$4,377

No share-based compensation cost was capitalized during the six-month periods ended June 30, 2013, and 2012.

Stock Options

Stock options awarded to employees under the Company’s 2008 Equity Compensation Plan (“2008 Plan”) generally vest annually over a three-year period, have a 10-year term and have an exercise price equal to the fair market value of the Company’s common stock at the date of grant. Compensation expense for stock options is recognized on a straight-line basis over the vesting period using the fair value of each stock option estimated as of the grant date.

For the three-month period ended June 30, 2013, no stock options were granted. For the three-month period ended June 30, 2012, the number of stock options granted was 12,511, and the weighted-average exercise price for those stock options granted was $35.46.

For the six-month period ended June 30, 2013, no stock options were granted. For the six-month period ended June 30, 2012, the number of stock options granted was 106,466, and the weighted-average exercise price for those stock options granted was $34.06.

As of June 30, 2013, there was $2.1 million in total unrecognized compensation cost related to unvested stock options. This aggregate unrecognized cost is expected to be recognized over a weighted-average remaining period of 1.7 years. The weighted-average exercise price and weighted-average remaining contractual term for outstanding stock options as of June 30, 2013, were $33.49 and 5.6 years, respectively.

Service and Performance Award Units

Service award units. The Company granted service award units under the 2008 Plan to certain employees. These employee service award units (i) were issued at the fair market value of the Company’s common stock on the date of grant, (ii) generally vest in equal annual installments over four years beginning on the first anniversary date of the grant, except for service award units granted to the Company’s executives since December 30, 2012, which vest in 12 equal quarterly installments following the date of the grant for the CEO and 16 equal quarterly installments following the date of grant for the Company’s other executives, and (iii) for any unvested units, expire without vesting if the employee is no longer employed by the Company.

For 2013 and 2012, the Board members had the right to elect to receive all or a portion of their annual compensation as Board service award units. These Board service award units (i) were issued at the fair market value of the Company’s common stock on the date of grant, and (ii) vest completely on the first anniversary date of the grant.

Compensation expense for service award units is recognized on a straight-line basis over the vesting period using the fair market value of the Company’s common stock on the date of grant. As of June 30, 2013, there was $7.6 million of total unrecognized compensation cost related to unvested service award units granted to certain Board members and employees. This aggregate unrecognized cost for service award units is expected to be recognized over a weighted-average period of approximately 3.2 years.

Additional information for the three- and six-month periods ended June 30, 2013, and 2012, is noted in the following table (dollars in thousands, except per share amounts):

Total Service Award Units Granted to Board and Employees	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Number of service award units granted during the period	6,408	10,223	121,113	10,223
Weighted average grant-date fair value per share granted during the period	$46.82	$35.46	$46.80	$35.46
Fair value of service award shares vested during the period	$2,104	$1,292	$2,497	$1,740

Performance award units. During the six-month period ended June 30, 2013, the Company did not grant any performance award units. During the six-month period ended June 30, 2012, the Company granted performance award units under the 2008 Plan. These performance award units (i) were issued at the fair market value of the Company’s common stock on the date of grant, (ii) will vest in four equal annual installments beginning with the first anniversary date of the grant, and (iii) for any unvested units, expire without vesting if the recipient is no longer employed by the Company. The performance goal for these performance award units was met.

Compensation expense for performance award units is recognized (i) using the fair market value of the Company’s common stock on the date of grant, and (ii) on a graded basis, which is accelerated as compared to a straight-line expense attribution method. As of June 30, 2013, there was $0.8 million of total unrecognized compensation cost related to unvested performance award units. This aggregate unrecognized cost is expected to be recognized over a weighted-average period of 2.1 years.

Additional information for the three- and six-month periods ended June 30, 2013, and 2012, is noted in the following table (dollars in thousands, except per share amounts):

Total Performance Award Units Granted	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Number of performance award units granted during the period	—	—	—	34,229
Weighted average grant-date fair value per share granted during the period	—	—	—	$33.87
Fair value of performance award shares vested during the period	$422	$325	$1,508	$847

Deferred Stock Units

Board DSUs . The Company issues deferred stock units to its Board of Directors (“Board DSUs”) under the 2008 Plan. These Board DSUs (i) were issued at the fair market value of the Company’s common stock on the date of grant and (ii) if vested, will be convertible to shares of the Company’s common stock subsequent to termination of service as a director. For 2013 and 2012, the Board members had the right to elect to receive all or a portion of their annual compensation as Board DSUs that vest completely on the first anniversary date of the grant. For 2011 and 2010, annual grants were issued to the Board as Board DSUs that vest annually in three equal installments over three-year periods.

During the six-month period ended June 30, 2012, the Board members had the right to elect to receive all or a portion of their retainer and meeting attendance fees as Board DSUs, which vest immediately. Board DSUs are only granted to nonemployee Directors. Board DSUs also include dividend equivalent DSUs, which vest immediately upon the date of grant.

Compensation expense for Board DSUs is recognized on a straight-line basis over the vesting period using the fair market value of the Company’s common stock on the date of grant. As of June 30, 2013, there was $0.9 million of total unrecognized compensation cost related to Board DSUs granted to nonemployee directors. This aggregate unrecognized cost is expected to be recognized over the weighted-average period of less than 1.0 year.

Former CEO DSUs. Prior to 2013, the Company granted deferred stock unit awards under the 2008 Plan to its then current CEO (“Former CEO DSUs”), whose employment with the Company ended during the first quarter of 2013. These Former CEO DSUs (i) were granted at the fair market value of the Company’s stock on the date of grant, (ii) generally vest annually over a four-year period on each anniversary date of the grant, (iii) provide for accelerated vesting upon termination without cause or the former CEO’s retirement as defined in his employment agreement, and (iv) are convertible into shares of the Company’s common stock, following the holder’s termination of employment, in accordance with the former CEO’s employment agreement. As of June 30, 2013, there was no unrecognized compensation cost related to these Former CEO DSUs.

Additional information related to both Board DSUs and Former CEO DSUs for the three- and six-month periods ended June 30, 2013, and 2012, is noted in the following table (dollars in thousands, except per share amounts):

Board DSUs and Former CEO DSUs	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Number of shares granted during the period	15,410	21,179	16,181	82,798
Number of DSUs converted to common stock shares during the period	—	—	47,189	—
Weighted-average grant date fair value per share granted during the period	$46.82	$35.41	$46.83	$34.31
Fair value of shares vested during the period	$1,221	$554	$1,328	$1,624

11.	Concentration Risk

Arbitron is a leading media and marketing information services firm primarily serving radio, advertisers, advertising agencies, cable and broadcast television, retailers, out-of-home media, online media, mobile media, telecommunications providers, and print media. The Company’s quantitative radio audience ratings service and related software licensing revenue accounted for the following percentages, in the aggregate, of total Company revenue:

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Quantitative radio audience ratings service and related software licensing revenue	81%	82%	88%	89%

The Company had one customer that individually represented approximately 19% of its revenue for the six-month period ended June 30, 2013. The Company had two customers that individually represented approximately 22%, and 20% of its total accounts receivable balance as of June 30, 2013, and one customer that individually represented approximately 26% of its total accounts receivable balance as of December 31, 2012. The Company has historically experienced a high level of contract renewals.

12.	Stock Repurchases

On February 9, 2012, the Company’s Board of Directors authorized a program to repurchase up to $100.0 million in shares of the Company’s outstanding common stock through either periodic open-market or private transactions, in accordance with applicable insider trading and other securities laws and regulations, at then-prevailing market prices over a period of up to two years ending February 9, 2014. As of June 30, 2013, the Company had repurchased 1,372,853 shares of its outstanding common stock under this program for approximately $50.0 million, which were repurchased during the six-month period ended June 30, 2012. No shares of the Company’s common stock were repurchased during the six-month period ended June 30, 2013.